Exhibit 99.1

2222  NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Brian Ketcham	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Chief Executive Officer, Rick Parod, Announces Intention to Retire

OMAHA, NEB., February 8, 2017—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, announced today that its president and chief executive officer, Rick Parod,  63, has informed the Board of Directors of his intention to retire on December 1, 2017 to spend time with his family, travel and pursue other interests.

“I am extremely proud to have been a part of the Lindsay Corporation family for nearly 17 years. We have a wonderful team of dedicated people throughout our global organization who exemplify our core values and work hard to provide valuable services to our customers and value for our shareholders. Lindsay has a very bright future and is poised for continued, profitable growth,” said Parod.

Chairman of the Board Michael Nahl commented, “Rick Parod has been a tremendous leader for Lindsay. Under his leadership, Lindsay has grown from a single plant generating approximately $100 million in revenues to an international leader in irrigation solutions, water management and infrastructure products with revenues of over $500 million.  During his tenure he and his talented management team have created over $1 billion in shareholder value as measured by share price appreciation, share buybacks and dividends.   Rick's compassion for our customers and coworkers, his strong sense of values and ethics and his professional and sincere approach to everything he does has solidified a strong foundation for the company that shows deep respect and a commitment to excellence for our shareholders, customers and coworkers.

“The Board of Directors has retained Spencer Stuart, a leading executive recruiting firm to assist in the search for a CEO. The Board will conduct a thorough search, considering both internal and external candidates, to identify a new CEO who can lead the Company to continued growth and success while maintaining the culture of professionalism and integrity that Rick has instituted throughout the organization.”

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor.  The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name.  As of December 16, 2016 Lindsay had approximately 10.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to update any forward-looking information contained in this press release.